Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 4, 2026

VICI Properties, Inc.

535 Madison Avenue, 28th Floor

New York, NY 10022

Re:	REIT Qualification Opinion

Ladies and Gentlemen:

We are acting as tax counsel to VICI Properties Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 25,025,407 shares of the Company’s common stock, par value $0.01 per share, in connection with the merger of New Holdco (defined below) with and into PropCo Merger Sub (defined below) (the “Merger”), as contemplated by the Master Transaction Agreement, dated as of November 6, 2025 (the “MTA”), by and among the Company, Argento, LLC, a Nevada limited liability company, PropCo Merger Sub (defined below), and Golden Entertainment, Inc., a Minnesota corporation (“Golden”). For purposes of this letter, New Holdco and PropCo Merger Sub have the meanings set forth in the MTA. You have requested our opinion regarding the qualification of the Company as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of, and continued deference to, the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the United States Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable) or by any other agency or member of the executive branch of the U.S. government (collectively, the “Government”), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Government, or of a contrary position taken by the Government in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the Government, and is not a guarantee that the Government will not assert a contrary position with respect to such issue or that a court will not sustain such a position.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (including all exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

1.	the Registration Statement and the prospectus included therein (the “Prospectus”);

2.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

3.	the MTA; and

4.	certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a certificate to us (including all exhibits and attachments thereto), dated as of the date hereof (the “Officer’s Certificate”).

Although we have discussed the Officer’s Certificate with the signatory thereto, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Officer’s Certificate. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Officer’s Certificate, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

1.	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Officer’s Certificate are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Officer’s Certificate made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete in all material respects as of the date hereof, without such qualification, (C) any representation or statement in the Reviewed Documents and the Officer’s Certificate as to the Company’s intent is assumed to be carried out in accordance with such intent, (D) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, (E) each of the obligations of the parties to the Reviewed Documents, and their subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms (and no covenants or conditions described therein and affecting this opinion letter have been or will be waived or modified), and (F) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Reviewed Documents;

2.	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

4.	the Merger (and other transactions contemplated by the MTA that are conditions precedent to the MTA) will be consummated in a manner consistent with the MTA and the Company’s representations included in the Officer’s Certificate, including that, prior to the close of the taxable year in which the Merger is consummated, the Company will distribute all current and accumulated earnings and profits of New Holdco to which the Company succeeds in the Merger; and

5.	that from and after the date of this letter, the Company, will comply with its representation contained in the Officer’s Certificate that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including the Reviewed Documents and the Officer’s Certificate) may adversely affect the conclusions stated herein. In addition, we note that the Company may engage in transactions in connection with which we have not provided tax advice and have not reviewed, and of which we may be unaware.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including the discussion in the next paragraph below, we are of the opinion that:

1.	the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable years ended December 31, 2022 through December 31, 2025, and the Company’s current organization and current and proposed method of operation (as described in the Reviewed Documents and the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2026, and future taxable years; and

2.	the portions of the discussion in the Prospectus under the headings “Material U.S. Federal Income Tax Consequences of the PropCo Subsidiary Merger to VICI” and “Material U.S. Federal Income Tax Considerations Regarding the Ownership and Disposition of VICI Common Stock” that describe provisions of applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

Qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) to maintain its REIT qualification. We have not undertaken and will not undertake to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversification of its equity owners for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP